Exhibit 99.1
ZONAGEN RECEIVES IRB APPROVAL TO COMMENCE PHASE III STUDY OF
ANDROXAL™ FOR THE TREATMENT OF TESTOSTERONE DEFICIENCY
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Jan. 9, 2006—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA), a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders, today announced that the Company has received Investigational Review Board (IRB) approval for the start of its Phase III study of Androxal™, a once-a-day oral therapy for the treatment of testosterone deficiency resulting from a condition known as secondary hypogonadism. The 200 patient trial will be conducted in the U.S. under an existing U.S. Investigational New Drug application and will enroll patients at up to 20 clinical sites.
     The 200 patient Androxal study is designed to assess both the safety of Androxal and its efficacy in restoring normal pituitary and testicular function in men that are hypogonadal due to secondary hypogonadism. Secondary hypogonadism is a failure of appropriate signaling from the pituitary to the testes. The condition is most common in aging males but can result from a variety of causes, including the use of androgens.
     The double-blind study will test two doses of Androxal versus placebo and will include an open-label arm of the commercially available drug Androgel®. The dosing is of 24-week duration with an efficacy assessment made at 12 weeks. Initial data after 12 weeks of dosing is anticipated in late summer 2006. The extension of the trial dosing to 24 weeks is to satisfy the U.S. Food and Drug Administration (FDA) request regarding the safety of restoring normal testicular function as compared to placebo or the currently approved testosterone replacement therapies. We believe that at least two additional Phase III pivotal studies beyond the currently planned study will be required before an NDA can be submitted.
     Doses to be used in the Phase III trial were previously tested in a 52 patient, 2-week study of Androxal in men in the U.S. with low testosterone. In the study, Androxal demonstrated statistically significant positive effects on restoring normal pituitary signaling to the testes resulting in the achievement of normal testosterone levels within 2 weeks. In contrast, that study also found that Androgel, while replacing testosterone levels, further suppressed normal pituitary secretions. Additionally, men on Androgel experienced more deviations above the normal level of testosterone than men on Androxal. Androxal was also well tolerated over the course of the study.
     Pharm-Olam International Ltd (“POI”) had previously been awarded the contract for the study. Up to 20 clinical sites will participate in the trial. Cities where investigator sites are located include: Augusta, GA; Boston, MA; Carmichael, CA; Columbia, SC; Ft. Lauderdale, FL; Huntsville, AL; Mission Viejo, CA; Nashville, TN; Ocala, FL; Oklahoma City, OK; Salt Lake City, UT; San Diego, CA; Tacoma, WA; and Tallahassee, FL. Patients interested in participating in the study should contact Dr. Fred Lowrey, Director of Clinical Affairs for POI, or Jocelyn Kerr, Project Manager for the study at 713-463-8075.

     ABOUT ZONAGEN
     Zonagen is a clinical stage biopharmaceutical company engaged in the development of new drugs to treat hormonal and reproductive system disorders.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties, the need for additional funding in order to complete clinical trials for Zonagen’s product candidates, reliance on independent contractors, uncertainty relating to Zonagen’s patent portfolio and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447